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                                                                    EXHIBIT 16.1

            [LETTERHEAD OF WALLINGFORD, MCDONALD, FOX & CO., P.C.]


September 21, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Paradigm Bancorporation, Inc.

Dear Ladies and Gentlemen:

We have read the description under "Change in Accounts" of the Form SB-2 filed by Paradigm Bancorporation, Inc. and Paradigm Capital Trust II on September 21, 2000 and are in agreement with the statements as they pertain to Wallingford, McDonald, Fox & Co., P.C. therein.

Very truly yours,


/s/ Wallingford, McDonald, Fox & Co., P.C.

Wallingford, McDonald, Fox & Co., P.C.